Exhibit 5.1

August 14, 2026

Atlassian Corporation
350 Bush Street, Floor 13
San Francisco, California 94104
To the addressee set forth above:
You have requested my opinion with respect to certain matters in connection with the filing by Atlassian Corporation (the “Registrant”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to [7,963,413] shares of the Registrant’s Class A Common Stock, par value $0.00001 per share (the “Shares”), pursuant to the Registrant’s Amended and Restated 2015 Share Incentive Plan (the “Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.
In connection with this opinion, I have examined such documents and such matters of fact and law as I have deemed necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
I am opining herein as to the effect on the subject transactions of only the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.
Subject to the foregoing and in reliance thereon, it is my opinion that, upon the issuance and sale of the Shares in accordance with the terms of the Plan and in the manner contemplated by the Registration Statement, and subject to the Registrant completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers or when certificates representing the Shares have been signed by an authorized officer of the transfer agent and registrar therefor, the Shares will be validly issued, fully paid and nonassessable securities of the Registrant. In rendering the foregoing opinion, I have assumed that the Registrant will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.
This opinion is solely for your benefit and may not be relied upon by any person without my prior written consent.
Very truly yours,
/s/ Grant Reid
Grant Reid
Deputy General Counsel, Atlassian Corporation